EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO JULY CASH DISTRIBUTION

Fort Worth, Texas, July 20, 2018 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for July 2018 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in May.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	1,083,000	35,000	$2.44
Prior Month	1,026,000	34,000	$2.50

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $2,188,000, production expense of $1,632,000 and overhead of $974,000 in determining the royalty calculation for the Trust for the current month.

Litigation and Arbitration Proceedings—Chieftain

As previously disclosed, XTO Energy advised the Trustee that it has reached a tentative settlement with the plaintiffs in the Chieftain class action royalty case. XTO Energy advised the Trustee that on March 27, 2018 the judge signed orders approving the settlement, including the plaintiffs’ initial plan to allocate the net settlement fund among the wells covered by the Chieftain class. The portion of the settlement allocable to the Trust cannot be finally determined until after the judge approves the final plan of allocation, which plaintiffs are scheduled to submit by July 30, 2018. XTO Energy has advised the Trustee that depending on the final plan of allocation, the portion of the settlement XTO Energy believes should be allocated to the Trust may exceed $20 million. On May 2, 2018, the Trustee submitted a demand for arbitration styled Simmons Bank (successor to Southwest Bank and Bank of America, N.A.) vs. XTO Energy Inc. (the “Arbitration”) through the American Arbitration Association seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. In the Arbitration, the Trustee also made claims for disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 in excess of $5 million. XTO Energy filed its Answering Statement denying the Trustee’s claims. The parties have begun the process of assembling an arbitration panel.

Excess Costs

XTO Energy has advised the Trustee that continued low gas prices caused costs to exceed revenues by $14,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests totaled $1,016,000, including accrued interest of $138,000.

XTO Energy has advised the Trustee that increased budgeted development costs in the current month, primarily due to the projected drilling of four horizontal wells in Major County, Oklahoma during the second half of 2018, caused costs to exceed revenues by $1,626,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests totaled $6,292,000, including accrued interest of $0. XTO has advised the Trustee that it has determined not to accrue interest on the OK excess costs balance at this time.

XTO Energy has advised the Trustee that continued low gas prices caused costs to exceed revenues by $193,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests totaled $716,000, including accrued interest of $4,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017.

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Contact:	Lee Ann Anderson
Senior Vice President
Simmons Bank, Trustee
855-588-7839